Filed Pursuant to Rule 433

Registration Nos. 333-292881 and 333-292881-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Common Stock of Marvell Technology, Inc. due November 26, 2027

Term Sheet to Preliminary Pricing Supplement No. 346 dated November 2, 2026

Summary of Terms

Issuer and Guarantor:	Wells Fargo Finance LLC (issuer) and Wells Fargo & Company (guarantor)
Market Measure:	The common stock of Marvell Technology, Inc. (the “Underlier”)
Pricing Date*:	November 19, 2026
Issue Date*:	November 24, 2026
Face Amount and Original Offering Price:	$1,000 per security
Coupon Payments:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12

Coupon Payment Dates*:	Monthly, on the 24th day of each month, commencing December 2026 to and including October 2027, and on the stated maturity date, unless automatically called
Coupon Rate:	At least 14.00% per annum, to be determined on the pricing date
Automatic Call:

If the closing value of the Underlier on any call date is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment

Call Dates*:	Monthly, on the third scheduled business day prior to each coupon payment date scheduled to occur from February 2027 to October 2027
Call Settlement Date:	Three business days after the applicable call date
Final Calculation Day*:	November 22, 2027
Maturity Payment Amount (per security):

If the securities are not automatically called prior to the stated maturity date:

●if the ending value is greater than or equal to the threshold value: $1,000; or

●if the ending value is less than the threshold value:

$1,000 × (performance factor + buffer amount)

Stated Maturity Date*:	November 26, 2027
Performance Factor:	The ending value divided by the starting value (expressed as a percentage).
Starting Value:	The closing value of the Underlier on the pricing date
Ending Value:	The closing value of the Underlier on the final calculation day
Threshold Value:	80% of the starting value
Buffer Amount:	20%
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:

Up to 1.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFS may pay up to 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	95001HUF6
Material Tax Consequences:	See the preliminary pricing supplement
*subject to change ** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services

Hypothetical Payout Profile (maturity payment amount)

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
20% buffer amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Underlier Return at Maturity
Hypothetical Security Return
Hypothetical Underlier Return

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Underlier in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of the Underlier, but, if the ending value of the Underlier is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Underlier in excess of the buffer amount.

The current estimated value of the securities is approximately $966.90 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $926.90 per security. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/72971/000183988226053960/r10780wfc_424b2-36601.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called Prior To Stated Maturity And The Ending Value Is Less Than The Threshold Value, You Will Lose Some, And Possibly A Significant Portion, Of The Face Amount Of Your Securities At Stated Maturity.

●You Will Have 1-to-1 Downside Exposure To The Decline In The Underlier In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of The Underlier.

●Higher Coupon Rates Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

●The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

●The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

●The Securities Are Subject To Credit Risk.

●As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

●Holders Of The Securities Have Limited Rights Of Acceleration.

●Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

●The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

●The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

●The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

●The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

●The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlier

●The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

oInvesting In The Securities Is Not The Same As Investing In The Underlier.

oHistorical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

oThe Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

oWe Cannot Control Actions By The Underlying Stock Issuer.

oWe And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

oYou Have Limited Anti-dilution Protection.

●The Securities Will Be Subject To Single Stock Risk.

Risks Relating To Conflicts Of Interest

●Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling WFS at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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